Cypress Bioscience, Inc. Announces Second Quarter 2007 Results

SAN DIEGO, CA -- 08/09/2007 -- Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced its financial results for the second quarter of 2007. For the quarter ended June 30, 2007, the Company reported net income of approximately $2.2 million or $0.07 per share basic and $0.06 per share diluted compared to a net loss of approximately $2.2 million or $0.07 per share basic and diluted for the corresponding period in 2006. At June 30, 2007, the Company had cash, cash equivalents and investments totaling $177.8 million.

The Company reported revenues of $5.9 million and $6.9 million for the quarter and six months ended June 30, 2007, respectively, compared to $1.0 million and $2.2 million for the quarter and six months ended June 30, 2006, respectively. The increase in revenues during the second quarter of 2007 and the six months ended June 30, 2007 is primarily due to a $5.0 million milestone payment received from Forest Laboratories in June 2007 as a consequence of the results of our second Phase III trial for milnacipran. The revenues recognized during 2007 and 2006 consist solely of amounts earned pursuant to the Company's collaboration agreement with Forest Laboratories for the development and marketing of milnacipran, which was entered into during January 2004. Such revenues include the recognition of the upfront payment of $25.0 million on a straight-line basis over a period of eight years, sponsored development reimbursements, funding received from Forest Laboratories for certain of our employees devoted to the development of milnacipran and a milestone payment received from Forest Laboratories during the second quarter of 2007.

Total operating expenses for the quarter and six months ended June 30, 2007 were $5.2 million and $8.6 million, respectively, compared to $4.5 million and $10.2 million for the quarter and six months ended June 30, 2006, respectively. The increase in operating expenses for the quarter ended June 30, 2007 was primarily due to an increase in general and administrative expenses attributable to increased wages expense associated with bonuses paid during the second quarter of 2007 as a consequence of the results of our second Phase III trial for milnacipran. The decrease in operating expenses during the six months ended June 30, 2007 was primarily due to a decrease in research and development expenses attributable to the completion of our extension trial to our first Phase III trial during the fourth quarter of 2006, the discontinuation of our OSA program during the second quarter of 2006 and one-time payments during the first half of 2006, consisting of an unrestricted grant to a university and a milestone payment in connection with our agreement with Collegium. This decrease in research and development expenses during the first half of 2007 was partially offset by an increase in general and administrative expenses during the period attributable to increased wages expense as described above.

About Cypress Bioscience, Inc.

Cypress is committed to be the innovator and leader in providing products that improve the treatment of Functional Somatic Syndromes, including Fibromyalgia Syndrome (FMS), and other central nervous system conditions. Cypress' strategy involves acquiring/in-licensing undervalued central nervous system active compounds and developing them for new indications.

For more information about Cypress, please visit the Company's web site at www.cypressbio.com.

This press release, as well as Cypress' SEC filings and web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat FMS and other related Functional Somatic Syndromes and any new potential strategic transaction. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K, the most recent Form 10-Q and any subsequent SEC filings. In addition, there is the risk that our development of milnacipran may be terminated; that even though our second Phase III trial achieved statistical significance, that the FDA may not accept the first completed Phase III trial as one of the two pivotal trials required for NDA approval; that we and Forest may elect not to continue development of milnacipran for any reason; that the results from our third Phase III clinical trial may not achieve statistical significance, that we may not be able to protect our milnacipran related patents and proprietary technology; and that we may not be successful in identifying, acquiring, licensing and developing any additional product candidates or technologies or integrating any new companies. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

                        CYPRESS BIOSCIENCE, INC.
                        Condensed Financial Data
                  (In thousands except per share data)

  Statement of Operations Data:
                                      Quarter ended      Six months ended
                                         June 30,            June 30,
                                      2007      2006      2007      2006
                                    --------- --------  --------- --------
                                        (unaudited)         (unaudited)

Revenues under collaborative
 agreement                          $   5,949 $  1,015  $   6,910 $  2,231

Operating expenses:
  Research and development              2,192    2,180      3,186    5,789
  General and administrative            2,969    2,272      5,440    4,430
                                    --------- --------  --------- --------
Total operating expenses                5,161    4,452      8,626   10,219
                                    --------- --------  --------- --------

Interest income                         1,433    1,231      2,621    2,248
                                    --------- --------  --------- --------

Net income (loss)                   $   2,221 $ (2,206) $     905 $ (5,740)
                                    ========= ========  ========= ========

Net income (loss) per share - basic $    0.07 $  (0.07) $    0.03 $  (0.18)
                                    ========= ========  ========= ========

Shares used in computing net income
 (loss) per share - basic              33,716   32,072     32,993   32,045
                                    ========= ========  ========= ========

Net income (loss) per share -
 diluted                            $    0.06 $  (0.07) $    0.03 $  (0.18)
                                    ========= ========  ========= ========

Shares used in computing net income
 (loss) per share - diluted            35,135   32,072     34,273   32,045
                                    ========= ========  ========= ========

  Balance Sheet Data:
                                                  June 30,    December 31,
                                                    2007          2006
                                                ------------- -------------
                                                 (unaudited)
Assets
  Cash, cash equivalents and short-term
   investments                                  $     177,794 $     102,778
  Other current assets                                    438           950
  Other non-current assets                                 93            97
                                                ------------- -------------
    Total assets                                $     178,325 $     103,825
                                                ============= =============

Liabilities and Stockholders’ Equity
  Current liabilities                           $       4,906 $       4,220
  Long-term liabilities                                10,939        12,508
  Stockholders’ equity                                162,480        87,097
                                                ------------- -------------
    Total liabilities and stockholders’ equity  $     178,325 $     103,825
                                                ============= =============

CONTACT:
Sabrina Martucci Johnson
Chief Financial Officer and Executive Vice President
Mary Gieson
Investor Relations
Cypress Bioscience, Inc.
(858) 452-2323